Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street,  N.W.
Wachington, DC  20549

Re:  Data Transmission Network Corporation

Ladies and Gentlemen:

     Accompanying this letter are definitive copies of the proxy statement and form of proxy for the annual meeting of shareholders of Data Transmisisn Network Corporation to be held April 24, 1996. This registrant intends to release this material to its shareholders on or about March 15, 1996.

     The $125.00 filing fee payable to the Securities and Exchange Commission is being submitted to the lockbox depository as provided in the Commission's Rule 3a. Please file the proxy statement and form of proxy in accordance with the Securities and Exchange Act of 1934.

                                   DATA TRANSMISSION NETWORK CORPORATION

                                   By:

                                        Brian Larson, Secretary

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant  [ x ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]   Preliminary Proxy Statement
[ x ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting  Material  Pursuant to  ss.240.14a-11(c)  or  ss.240.14a-12
[   ]   Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))

                     DATA TRANSMISSION NETWORK CORPORATION
                (Name of Registrant as Specified in its Charter)
                -----------------------------------------------
                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ x ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
       or Item 22(a)(2) of Schedule 14A.

[   ] $500 per each party to the  controversy  pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)     Title of each class of securities to which transaction applies:

               ----------------------------------------------------------------
        2)     Aggregate number of securities to which transaction applies:

               ----------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               ----------------------------------------------------------------
        4)     Proposed maximum aggregate value of transaction:

               ----------------------------------------------------------------
        5)     Total fee paid:

               ----------------------------------------------------------------

[   ]   Fee paid previously with preliminary materials.

[   ]   Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
             1)      Amount Previously Paid:
                                            ---------------------------------
             2)      Form, Schedule or Registration Statement No.:
                                                                   -----------
             3)      Filing Party:
                                   ------------------------------------------
             4)      Date Filed:
                                   ------------------------------------------

                     DATA TRANSMISSION NETWORK CORPORATION
                        9110 West Dodge Road, Suite 200
                             Omaha, Nebraska 68114
                                 (402) 390-2328


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 24, 1996



        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Data Transmission Network Corporation, a Delaware corporation (the Company), will be held at the Holiday Inn - Old Mill, 655 North 108th Avenue, Omaha, Nebraska on Wednesday, April 24, 1996 at 10:00 A.M. Omaha time for the following purposes, as more fully described in the accompanying Proxy Statement:

1.      To elect seven directors to the Board of Directors.

2. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP independent auditors for the Company for the 1996 fiscal year.

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

        Any action may be taken on any one of the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned. The Board of Directors of the Company has fixed the close of business on March 1, 1996, as the record date for determination of the stockholders of the Company entitled to notice of and to vote at the meeting.

        All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the self-addressed envelope provided. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS





Omaha, Nebraska                    Brian L. Larson
March 11, 1996                     Secretary

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                     DATA TRANSMISSION NETWORK CORPORATION
                                Proxy Statement


                                     Index                                 Page
-------------------------------------------------------------------------------
Proxy Statement ...........................................................    1

Proxies ...................................................................    1

Voting Securities .........................................................    1

Election of Directors .....................................................    2

Ownership By Certain Beneficial Owners and Management .....................    4

Executive Compensation ....................................................    6

Compensaton Committee Report of Executive Compensation ....................   10

Transactions with Management ..............................................   11

Compensation Committee Interlocks and Insider Participation ...............   11

Approval of Appointment of Auditors .......................................   11

Stockholder Proposals for 1997 Annual Meeting .............................   11

Compliance With Section 16(a) of the Exchange Act .........................   11

Other Matters .............................................................   12

Miscellaneous .............................................................   12

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 24, 1996

--------------------------------------------------------------------------------

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Data Transmission Network Corporation, a Delaware corporation (the Company), to be used at the Annual Meeting of Stockholders (the Meeting) to be held at the Holiday Inn - Old Mill, 655 North 108th Avenue, Omaha, Nebraska on Wednesday, April 24, 1996, at 10:00 A.M. Omaha time. Stockholders of record at the close of business on March 1, 1996 are entitled to notice of and to vote at the Meeting. The Companys principal executive offices are located at 9110 West Dodge Road, Suite 200, Omaha, Nebraska 68114.

                                    PROXIES

        Proxies are being solicited by the Board of Directors of the Company with all costs of the solicitation to be paid by the Company. If the accompanying proxy is executed and returned, the shares represented by the proxy will be voted as specified therein. A stockholder may revoke any proxy given pursuant to this solicitation by delivering to the Company prior to the Annual Meeting a written notice of revocation or by attending the Meeting and voting in person. This notice of Annual Meeting of Stockholders, proxy statement and accompanying proxy card are first being mailed to stockholders on or about March 15, 1996.

                               VOTING SECURITIES

        At March 1, 1996, the Company had issued and outstanding 3,327,530 shares of the Companys $.001 par value common stock. The Company has no other class of voting securities outstanding. Each stockholder voting in the election of directors may cumulate such stockholders votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholders shares are entitled, or may distribute such votes on the same principle among as many candidates as the stockholder chooses, provided that votes cannot be cast for more than the total number of directors to be elected at the Meeting. The seven nominees receiving the most votes at the Meeting will be elected as directors. Each share has one vote on all other matters. An affirmative vote of a majority of the shares present in person or by proxy at the meeting is required for approval of all items being submitted to the stockholders for their consideration.

        In accordance with Delaware law, a shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees or for certain nominees for directors. Abstentions from voting on the proposal to ratify the appointment of auditors are treated as votes against such proposal. Broker non-votes on the proposal to ratify the appointment of auditors are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote on such proposal.

                             ELECTION OF DIRECTORS

     At the Meeting, the stockholders will elect a board of seven directors for a term extending until the 1997 annual meeting of stockholders of the Company and until their respective successors have been elected and qualify. The Board of Directors has nominated for election or re-election as directors: Roger R. Brodersen, Robert S. Herman, David K. Karnes, J. Michael Parks, Jay E. Ricks, Greg T. Sloma and Roger W. Wallace. All of the nominees presently are serving as directors of the Company. Proxies may be voted for seven directors.

     If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the Board of Directors may amend the By-Laws and reduce the size of the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

     Set forth below is certain information as of March 1, 1996, with respect to the nominees for election as directors of the Company. The information relating to their respective business experience was furnished to the Company by such persons.

                                   Position and Office                  Director
  Nominee              Age           with the Company                     Since
------------------     ---       ------------------------------------   --------
Roger R. Brodersen     50        Chairman of the Board,                    1984
                                 Chief Executive Officer and Director

Robert S. Herman       43        Senior Vice President and Director        1984

David K. Karnes        47        Director                                  1989

J. Michael Parks       45        Director                                  1990

Jay E. Ricks           63        Director                                  1995

Greg T. Sloma          44        President, Chief Operating Officer,       1993
                                 and Director

Roger W. Wallace       39        Senior Vice President and Director        1984



     Mr. Brodersen has served as Chairman of the Board and Chief Executive Officer of the Company since 1984. Mr. Brodersen served as President of the Company from 1984 to 1995.

     Mr. Herman has served as Senior Vice President of the Company since 1989. He served as Vice President of the Company from 1984 to 1989.

     Mr. Karnes has served as President and Chief Executive Officer of The Fairmont Group, Inc., a financial services and consulting firm, since 1989. He also has served as Chairman of the Federal Home Loan Bank of Topeka since 1989. Mr. Karnes served as a United States Senator from 1987 to 1989.

     Mr. Parks served as President and Chief Operating Officer of First Data Resources Inc. from November 1993 to December 1994 and President of the Merchant Services Group of First Data Resources Inc. from December 1991 to November 1993. He also served as President and Chief Executive Officer of Call Interactive, an affiliate of First Data Resources Inc., from 1989 to 1991. From 1976 to 1989, Mr. Parks served as President or Senior Vice President of various American Express Information Services Companies or their subsidiaries.

     Mr. Ricks has served as Chairman of Douglas Communications Corporation, an operator of cable television systems, since 1990. He was a partner in the law firm of Hogan & Hartson in Washington, D.C., from 1970 to 1990. Mr. Ricks is a director of Intelcom Group, Inc., a competitive access provider and operator of several satellite teleports, since 1992.

     Mr. Sloma was elected President of the Company in January 1996. He has served as Chief Operating Officer of the Company since January 1994. Mr. Sloma served as Executive Vice President of the Company from January 1994 to December 1995 and as Chief Financial Officer from April 1993 to December 1993. From 1983 to 1993, Mr. Sloma was a Tax Partner at Deloitte & Touche.

     Mr. Wallace has served as Senior Vice President of the Company since 1989. He served as Vice President of the Company from 1984 to 1989.

BOARD MEETINGS AND COMMITTEES

     The Board of  Directors  met three  times  during  the  fiscal  year  ended
December 31, 1995. During fiscal 1995, all directors attended all of the meetings of the Board of Directors and related committees on which they served. The Company does not have a Standing Nominating Committee.

     The Audit Committee recommends the selection of the independent auditors, reviews the scope of the audits performed by them and reviews their audit report and any recommendations made by them relating to internal financial controls and procedures. Members of the Audit Committee, which met twice during fiscal 1995, are David K. Karnes, J. Michael Parks and Jay E. Ricks.

     The Compensation Committee reviews and makes recommendations to the Board of Directors regarding officers compensation and the Companys employee benefit plans; provided, however, the Compensation Committee administers the Companys Stock Option Plan of 1989 through its Stock Option Plan Subcommittee, consisting of all members of the Compensation Committee other than Greg Sloma. Members of the Compensation Committee, which met once during fiscal 1995, are David K. Karnes, J. Michael Parks, Jay E. Ricks and Greg T. Sloma.

DIRECTORS COMPENSATION

     During fiscal 1995, each member of the Board of Directors who was not an employee of the Company received $700 for each Board of Directors meeting attended and $400 for each Board committee meeting attended. In 1995, each director who was not an employee of the Company received options under the Non-Employee Directors Stock Option Plan to purchase 2,500 shares of the Companys common stock. On January 4, 1995 David K. Karnes and J. Michael Parks each received options to purchase 1,000 shares at an exercise price of $16.50 per share and on April 26, 1995 each received options to purchase 1,500 shares at an exercise price of $25.50 per share. On April 26, 1995, Jay E. Ricks received options to purchase 2,500 shares at an exercise price of $25.50 per share.

OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as to the beneficial ownership of the Companys common stock by each person or group who, as of March 1, 1996, to the knowledge of the Company, beneficially owned more than 5% of the Companys common stock:

  Name and Address of                Amount and Nature       Percent of
   Beneficial Owner                    of Ownership             Class
-------------------------          ------------------       -------------
Roger R. Brodersen                       539,128                16.2%
16705 Ontario Plaza
Omaha, NE 68130

Furman Selz Incorporated                 360,170                10.8%
230 Park Avenue
New York, NY 10169

Peter H. Kamin and Peak Investment       231,500                 7.0%
Limited Partnership as a group
One Financial Center, Suite 1600
Boston, MA 02111

Wasatch Advisors, Inc.                   168,270                 5.1%
68 South Main
Salt Lake City, UT 84101

(1) This includes 13,050 shares held in a trust for the benefit of Mr. Brodersens children, 9,100 shares beneficially owned by Mr. Brodersens spouse, and 5,955 shares allocated to Mr. Brodersen through his participation in the Companys 401(k) Savings Plan.

(2)  According  to  a  Schedule  13G  dated   January  16,  1996,   Furman  Selz
     Incorporated has sole voting and sole dispositive power over such shares.

(3) According to a Schedule 13D, amended through December 30, 1994, and a telephone conversation by the Secretary of the Company with Peter H. Kamin on February 1, 1996, Peak Investment Limited Partnership (Peak) is the beneficial owner of 213,500 of these shares for which it has sole voting and sole dispositive power. Peter H. Kamin is the sole general partner of Peak with sole voting and sole dispositive power over the shares owned by Peak and therefore also may be deemed to be the beneficial owner of such 213,500 shares. According to the Schedule 13D, as modified by such telephone conversation, Mr. Kamin also is the beneficial owner of an additional 18,000 shares for which he has sole voting and sole dispositive power.

(4) According to a Schedule 13G dated February 12, 1996, Wasatch Advisors, Inc. has sole voting and sole dispositive power over such shares.

     The following table sets forth information as to the shares of common stock of the Company beneficially owned as of March 1, 1996, by each director of the Company, by each nominee for election as a director of the Company, by each of the executive officers named in the Summary Compensation Table beginning on page 6, and by all directors and executive officers of the Company as a group:

                                         Amount
                                       and Nature                 Percent of
  Beneficial Owner                    of Ownership (1)             Class (2)
--------------------                 ------------------          ------------
Roger R. Brodersen                      539,128 ( 3)                 16.2%

Robert S. Herman                        146,831 ( 4)                  4.4%

David K. Karnes                          18,645 ( 5)                   *

James J. Marquiss                        47,766 ( 6)                  1.4%

J. Michael Parks                         11,333 ( 7)                   *

Jay E. Ricks                              3,500 ( 8)                   *

Greg T. Sloma                            37,482 ( 9)                  1.1%

Roger W. Wallace                         87,768 (10)                  2.6%

All directors and executive officers
as a group (15 persons)                 939,083 (11)                 28.2%


     * Less than 1.0%

     ( 1) The number of shares in the table include interests of the named persons, or of members of the directors and executive officers as a group, in shares held by the trustee of the Companys 401(k) Savings Plan. The beneficial owners have sole investment power over these shares but do not have sole voting power.

     ( 2) Shares subject to options exercisable within 60 days of March 1, 1996 are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such options but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

     ( 3) Includes 13,050 shares which are held in trust for Mr. Brodersens children, 9,100 shares beneficially owned by Mr. Brodersens spouse, and 5,955 shares allocated to Mr. Brodersen through his participation in the Companys 401(k) Savings Plan.

     ( 4) Includes 26,515 shares subject to options exercisable within 60 days of March 1, 1996, 9,600 shares beneficially owned by Mr. Hermans spouse, and 4,822 shares allocated to Mr. Herman through his participation in the Companys 401(k) Savings Plan.

     ( 5) Includes 8,833 shares subject to options exercisable within 60 days of March 1, 1996

     ( 6) Includes 18,291 shares subject to options exercisable within 60 days of March 1, 1996 and 4,475 shares allocated to Mr. Marquiss through his participation in the Companys 401(k) Savings Plan.

                                        5

                                       335

     ( 7) Includes 8,333 shares subject to options exercisable within 60 days of March 1, 1996.

     ( 8) Includes 2,500 shares subject to options exercisable within 60 days of March 1, 1996.

     ( 9) Includes 28,500 shares subject to options exercisable within 60 days of March 1, 1996, 940 shares beneficially owned by Mr. Slomas children and 5,942 shares allocated to Mr. Sloma through his participation in the Companys 401(k) Savings Plan.

     (10) Includes 26,517 shares subject to options exercisable within 60 days of March 1, 1996, 1,500 shares beneficially owned by Mr. Wallaces spouse, and 4,821 shares allocated to Mr. Wallace through his participation in the Companys 401(k) Savings Plan.

     (11) Includes 159,789 shares subject to options exercisable within 60 days of March 1, 1996, 13,050 shares held in trust for the children of executive officers and directors, 21,140 shares owned beneficially by spouses or children of executive officers and directors, and 31,900 shares allocated to executive officers through their participation in the Companys 401(k) Savings Plan.

                             EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the Chief Executive Officer and the four remaining most highly compensated executive officers of the Company for the fiscal year ended December 31, 1995.

                                          Summary Compensation Table
----------------------------------------------------------------------------------------------------------------
                                                                              Long Term
                                           Annual Compensation               Compensation
                                        ------------------------             -------------
       (a)                    (b)           (c)          (d)          (e)          (f)               (g)
-------------------------   ------      ---------    ---------    ---------- --------------     ----------------
                                                                   Other       Securities
                                                                   Annual      Underlying
Name and Principal                                                 Compen-      Options           All Other
    Position                 Year         Salary        Bonus      sation(1)    (shares)        Compensation (2)
-------------------------   ------      ---------    ---------    ---------- --------------     ----------------
Roger R. Brodersen           1995       $ 172,000    $ 147,897        $0            10,000           $ 9,240
Chairman, President          1994         165,000       80,217         0            10,000             9,240
& Chief Executive Officer    1993         157,500       79,497         0             6,000             8,994

Greg T. Sloma                1995         140,000      131,466         0             6,000             9,240
Chief Operating Officer &    1994         135,000       65,712         0             6,000             2,464
Executive Vice President     1993          93,462       35,360         0            30,000                 0

Robert S. Herman             1995         115,000      131,466         0             5,000             9,240
Senior Vice President        1994         110,000       71,304         0             5,000             6,160
                             1993         104,000       70,922         0             4,500             6,165

Roger W. Wallace             1995         115,000      126,227         0             5,000             9,240
Senior Vice President        1994         110,000       70,108         0             5,000             7,204
                             1993         104,000       70,970         0             4,500             6,998

James J. Marquiss            1995         115,000      125,843         0             4,000             9,240
Vice President               1994         110,000       62,540         0             3,000             6,902
                             1993          80,000       87,889         0             3,000             7,027


                                        6

                                       336


(1) Excludes perquisites and other benefits because the aggregate of such compensation was less than either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(2) The amounts included in the All Other Compensation column represent 401(k) matching contributions made by the Company.


The following table shows, as to the Chief Executive Officer and the four remaining most highly compensated executive officers of the Company, information about stock option grants in fiscal 1995. The Company does not grant any Stock Appreciation Rights.

                                Option Grants In Last Fiscal Year
-----------------------------------------------------------------------------------------------
                                        Individual Grants
-----------------------------------------------------------------------------------------------

      (a)                   (b)            (c)             (d)            (e)           (f)
-------------------    ------------  --------------    -----------     ----------    ----------

                        Number of
                        Securities     Percent of
                        Underlying   Total Options
                        Options        Granted to        Exercise                    Grant Date
                        Granted       Employees In       Price         Expiration      Present
     Name              (shares) (1)   Fiscal 1995      (Per share)        Date        Value (2)
-------------------    ------------  --------------    -----------     ----------    ----------

Roger R. Brodersen       10,000           7.9%           $ 18.15        1-04-00        $66,900

Greg T. Sloma             6,000           4.8%             16.50        1-04-05         40,900

Robert S. Herman          5,000           4.0%             16.50        1-04-05         34,100

Roger W. Wallace          5,000           4.0%             16.50        1-04-05         34,100

James J. Marquiss         4,000           3.2%             16.50        1-04-05         27,300


(1) The options listed above were granted on January 4, 1995 under the Companys Stock Option Plan of 1989.

(2) As permitted by the Securities and Exchange Commissions rules on disclosure of executive compensation, the Company has elected to use a valuation method other than the value at 5% and 10% annual appreciation or the Black-Scholes valuation method. The Company has on its staff Dr. H. Wade German, Vice President of Business Research, an experienced business economist with more than 25 years experience building industry price indexes and short term forecasting models. Dr. German holds the BA, MA and CAS Degrees in Economics and a Ph.D. in Sociology.

Dr. German has constructed a stock option valuation method (DTN-SOVM) which the Company believes provides a more realistic measure of stock option values. The DTN-SOVM is determined as follows:

          Using the well-known Census Bureau Seasonal Adjustment Program, an autoregressive integrated moving average technique (referred to as the X-11 program), the Company has:

          Isolated the long term trend and the intermediate term cyclical effects impacting the Companys stock price. This is done on a monthly average basis.

          Isolated the seasonality and the irregular component of the monthly average stock price over the calendar years 1991 through 1995, inclusive .

          Quantified on a monthly basis the four major components of its stock price movement. These components are (1) long term trend (2) intermediate term cyclical component (3) short term seasonal component and (4) the irregular or exogenous element of the monthly average stock price.

     Since the Companys stock options will only have a positive value if the long term outlook for the stock is positive, it is necessary to estimate the long term underlying value of the stock, after removing any irregular effects from the data. The DTN-SOVM accomplishes this by:

          Regressing the trend-cycle component of the Companys monthly average stock price on alternative time trends, over alternative time periods, to determine which provides the most realistic assessment of the future trend-cycle estimate of the Companys stock. Since the trend-cycle data from the X-11 program is monthly, the regression analysis of the Companys trend-cycle on the time trend provides an equation that enables the Company to estimate future trend-cycle values on a monthly basis. This is conducted over a ten year time period; from January, 1996 through December, 2005.

          Once the appropriate future values of the Companys trend-cycle estimates are constructed, the next steps are to:

               Determine the weighted average exercise time period from historical data with respect to the Companys stock options over the seven year time period from January 1, 1989 to December 31, 1995.

               Assuming the historical experience regarding the exercise of the Companys stock options will be repeated in the future, the DTN-SOVM determines the estimated trend- cycle value.

               Subtract the exercise price of the option from the trend-cycle value of such option, and then discount to present value using a discount rate equal to the annual yield on a U.S. Treasury Note having a maturity date closest to the end of the exercise period of such option.

     The following table provides information on option exercises in fiscal 1995 and the value of unexercised options at December 31, 1995 for the Chief Executive Officer and the four remaining most highly compensated executive officers.

                          Aggregated Option Exercises In Last Fiscal Year
                                 and Fiscal Year End Option Values
----------------------------------------------------------------------------------------------------
                                                 Number of Securities
                                                Underlying Unexercised      Value of Unexercised
                       Shares                      Options at Fiscal        In-the-Money Options
                      Acquired                     Year End (shares)        At Fiscal Year End(1)
                         On       Value      --------------------------  ---------------------------
     Name             Exercise   Realized    Exercisable  Unexercisable  Exercisable   Unexercisable
-------------------   --------  ---------    -----------  -------------  -----------   -------------
Roger R. Brodersen      2,769   $ 31,428        20,666        18,667      $ 668,400      $  498,700

Greg T. Sloma            --            0        17,000        25,000        569,000         805,000

Robert S. Herman         --            0        21,683         9,833        748,500         285,100

Roger W. Wallace         --            0        21,683         9,833        748,500         285,100

James J. Marquiss        --            0        14,958         7,000        517,100         206,500

(1) The closing bid price of the Companys common stock as quoted by NASDAQ on December 31, 1995 was $48.50. The values shown are computed based upon the difference between this price and the exercise price of the underlying options.

PERFORMANCE GRAPH

     The following performance graph compares the performance of the Companys common stock to the Center for Research in Securities Prices (CRSP) Total Return Index for the NASDAQ Stock Market (U.S. Companies) and to the CRSP Total Return Industry Index for NASDAQ Telecommunications Stocks. The graph assumes that the value of the investment in the Companys Common Stock and each index was $100 at December 31, 1990.

                       Performance Graph in Tabular Form


                   Comparison of Five Year Cumulative Return
                   -----------------------------------------

                               1990     1991     1992     1993     1994     1995
                               ----     ----     ----     ----     ----     ----
DTN Common Stock               100      100      118      218      142      410

NASDAQ Total Return Index      100      161      187      215      210      296

NASDAQ Telecommunication
Industry Index                 100      138      169      261      216      260


                                        9

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Company strives to apply a consistent philosophy on compensation for all employees, including senior management. The goals of the compensation program are to directly link compensation with corporate profitability and the enhancement of the underlying value of the Companys business. The following objectives are used by the Company and the Compensation Committee as guidelines for compensation decisions:

     Provide a competitive total compensation package that allows the Company to attract and retain the best people possible.

     The  Company  pays for  performance.  Employees  are  rewarded  based  upon
     corporate   performance,   business   unit   performance   and   individual
     performance.

     Provide variable compensation programs that are linked with the performance of the Company and that align executive compensation with the interests of shareholders.

COMPENSATION PROGRAM COMPONENTS

     The Committee annually reviews the Companys compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. The components of the compensation program for executive officers, which are comparable to those used for all employees, are outlined below.

     Base Salary - Base pay levels are determined by reviewing competitive positions in the market, including comparisons with companies of similar size, complexity and growth rates. Modest increases in base salary were recommended by senior management for fiscal 1995 for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and the Committee acted in accordance with this recommendation.

     Annual Incentive Compensation - The large majority of the Companys employees, including the executive officers, participate in an annual bonus plan. For fiscal 1995, the bonus pool amounted to eight percent of the Companys income before income taxes and depreciation and amortization expenses. The five executive officers named in the Summary Compensation Table received approximately forty percent of this bonus pool.

     Stock Option Program - The purpose of this program, which is available to the large majority of employees, is to provide additional incentives to employees to work to maximize long-term shareholder value. It also uses vesting periods to encourage key employees to continue in the employ of the Company. The number of stock options granted to executive officers is based on competitive practices.

                             COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS
                                David K. Karnes
                                J. Michael Parks
                                  Jay E. Ricks
                                 Greg T. Sloma

                          TRANSACTIONS WITH MANAGEMENT

     No reportable transactions occurred during fiscal 1995 between the Company and its officers and directors.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following directors served on the Compensation Committee of the Companys Board of Directors: David K. Karnes, J. Michael Parks, Jay E. Ricks and Greg T. Sloma. Mr. Sloma, because he is an officer and employee of the Company, abstains from all votes dealing with officer compensation. Also, only Mr. Karnes, Mr. Parks and Mr. Ricks are members of the Stock Option Plan Subcommittee of the Compensation Committee which administers the Companys Stock Option Plan of 1989.


APPROVAL OF APPOINTMENT OF AUDITORS

     The Board of Directors has, upon the recommendation of the Audit Committee, appointed the firm of Deloitte & Touche LLP to audit the Companys financial statements for the fiscal year ending December 31, 1996, subject to ratification by the stockholders of the Company. Deloitte & Touche LLP served as the Companys auditors for the 1995 fiscal year.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and voting at the Meeting. If the stockholders should not ratify the appointment of Deloitte & Touche LLP, the Board of Directors will reconsider the appointment.

     A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will have an opportunity to make a statement if desired, and will be available to respond to appropriate stockholder questions.

     The Board of Directors recommends a vote FOR the approval of the appointment of Deloitte & Touche LLP as independent auditors for the Company.


                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Proposals of stockholders for which consideration is desired at the 1997 Annual Meeting of Stockholders must be received by the Company no later than December 31, 1996, in order to be considered for inclusion in the Companys proxy statement and form of proxy relating to such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires the Companys directors, executive officers and holders of more than 10% of the Companys common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1995, its executive officers, directors and holders of more than 10% of the Companys common stock complied with all Section 16(a) filing requirements, with the following exception. Jay E. Ricks, a director of the Company, filed late his initial report on Form 3 due upon his becoming a director of the Company. In making these statements, the Company has relied solely upon a review of Forms 3 and 4 furnished to the Company during its most recent fiscal year, Forms 5 furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required.

                                 OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in the Proxy Statement. However, if any other matters should properly come before the meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgement.


                                 MISCELLANEOUS

     The cost of solicitation of proxies will be borne by the Company. The Company will, upon request, reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telegram or telephone without additional compensation. The Company has retained First National Bank of Omaha, the Companys stock transfer agent, to assist in the distribution and solicitation of proxies at a cost of approximately $2,500, including the reimbursement of certain expenses.

     The Companys Annual Report to Stockholders, including financial statements, has been mailed to all stockholders of record as of the close of business on March 1, 1996. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing the Company. Such Annual Report is not to be treated as a part of this proxy solicitation material nor as having been incorporated herein by reference.

     Notwithstanding anything to the contrary set forth in any of the Companys previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on page 10 and the Performance Graph on page 9 shall not be incorporated by reference into any such filings.


                                        THE BOARD OF DIRECTORS

Omaha, Nebraska
March 11, 1996



A COPY OF THE FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, DATA TRANSMISSION NETWORK CORPORATION, 9110 WEST DODGE ROAD, SUITE 200, OMAHA, NEBRASKA 68114.

                            INTENTIONALLY LEFT BLANK

                     DATA TRANSMISSION NETWORK CORPORATION
                        9110 West Dodge Road, Suite 200
                                Omaha, NE 68114

                  DATA TRANSMISSION NETWORK CORPORATION PROXY
            Annual Meeting of Stockholders To Be Held April 24, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Roger R. Brodersen and Brian L. Larson, or either of them, as proxies of the undersigned, with full power of substitution to either of them, and hereby authorizes them to vote as designated below all shares of common stock of Data Transmission Network Corporation held of record by the undersigned on March 1, 1996 at the Annual Meeting of Stockholders to be held on April 24, 1996 and at any adjournments thereof (a) on the following matters and (b) on any other matters that properly may come before the meeting or any adjournments thereof:


1.  ELECTION OF DIRECTORS

          FOR all nominees listed below (except as marked)
    -----

          WITHHOLD AUTHORITY to vote for all nominees listed below
    -----


(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), draw a line through the nominee's name below.)

    Roger R. Brodersen   Robert S. Herman     David K. Karnes   J. Michael Parks
    Jay E. Ricks         Greg T. Sloma        Roger W. Wallace


2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP as independent auditors of the Corporation for fiscal year ending December 31, 1996

                AGAINST                                 ABSTAIN
          ----                                     ----

This proxy will be voted as specified. IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of Data Transmission Network Corporation to be held on April 24, 1996 and the Proxy Statement for such meeting.

Dated                             , 1996
      ---------------------------          -----------------------------------


                                           -----------------------------------
                                                  (Signature of Stockholder)

Note: Please sign exactly as name appears on stock certificate (as Indicated on reverse side). All joint owners should sign. When signing as personal representative, executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized person. If a partnership, please sign in partnership name by a partner.